SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                    FORM 8-K


                                 CURRENT REPORT



     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): October 20, 2000

                              GROVE PROPERTY TRUST
             (Exact name of registrant as specified in its charter)


         Maryland                    1-13080            06-1391084
(State or other jurisdiction       (Commission   (IRS Employer Identification
    of incorporation)                File No.)            Number)



                 598 Asylum Avenue, Hartford, Connecticut 06105
              (Address of principal executive offices and zip code)


       Registrant's telephone number, including area code: (860) 246-1126


                                       N/A

          (Former name or former address, if changed since last report)


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Item 5. Other Events

     On July 17, 2000, Grove Property Trust, a Maryland real estate investment trust ("Grove"), entered into an Agreement and Plan of Merger (the "Merger Agreement") with ERP Operating Limited Partnership, an Illinois limited partnership ("ERP"), and Grove Operating, L.P., a Delaware limited partnership ("Grove OP"). Equity Residential Properties Trust, a Maryland real estate investment trust ("EQR"), is the general partner of ERP.

     On October 20, 2000, Grove announced that its Board of Trust Managers declared a pro-rated quarterly dividend of $0.06 per share, payable on November 15, 2000 to shareholders of record as of October 31, 2000.

     Grove also announced on October 20, 2000 that it had entered into an agreement with the Internal Revenue Service, which resolves certain potential tax-related liabilities. Grove secured the agreement, which was necessary for completion of the Merger, without incurring liabilities. Holders of Grove's Common Shares of Beneficial Interest will receive the full $17.00 per share
(cash) merger price without reduction and the unitholders of Grove OP will have the option of receiving cash in the same amount as received by Grove shareholders or 0.3696 per unit in EQR's operating partnership.

     On October 23, 2000, the Plaintiff in the action captioned The Taylor Family Trust v. Grove Property Trust, et al., which was instituted in the Circuit Court for Baltimore City, filed a consent to the dismissal of such action with prejudice.


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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     GROVE PROPERTY TRUST

                                     By:  /s/ Joseph R. LaBrosse
                                          --------------------------------
                                          Joseph R. LaBrosse
                                          Chief Financial Officer

Date: October 24, 2000